Exhibit 17.1

July 21, 2010

Board of Directors
Structural Enhancement Technologies Corp.
30 East Sunrise Highway
Valley Stream, NY

Re:           Structural Enhancement Technologies Corp.. (the “Company”)

Dear Sirs:

Please be advised that I hereby resign President of Structural Enhancement Technologies Corp. effective the close of business on July 30, 2010

My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Charles Woodward Charles Woodward